Exhibit 99.1
FOR IMMEDIATE RELEASE
March 18, 2008
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP ANNOUNCES REVISED 2007 EARNINGS
     Munster, Indiana — NorthWest Indiana Bancorp (the Bancorp), the holding company for Peoples Bank (the Bank), announced today that net income for the fourth quarter and the year ended December 31, 2007 is being revised downward by $35 thousand, or $0.01 per share. The adjustment is a result of recently received updated appraisals for a previously reported impaired commercial real estate participation loan and an impaired letter of credit related to a commercial real estate project. The new appraisals required management to increase the Bank’s allowance for loan losses by $212 thousand for the impaired commercial real estate participation loan, decrease a contingent liability that was established for the impaired letter of credit by $155 thousand and decrease income tax accruals by $22 thousand.
     “As we previously reported in our 2007 earnings release, at the end of 2007 management was required to establish estimates regarding collateral values on several impaired commercial real estate projects that were subject to change if additional information became available from third parties,” said David A. Bochnowski, Chairman and Chief Executive Officer. “During early March 2008, appraisals were presented to us that impacted our year-end estimates and required changes to the Bancorp’s 2007 earnings report,” Bochnowski noted.
     The effect of the adjustments decreased net income for the quarter ended December 31, 2007 to $1.2 million, or $0.44 for both basic earnings per share and diluted earnings per share. This compared to fourth quarter 2006 net income of $1.6 million, or $0.56 basic earnings per share and $0.55 diluted earnings per share. As a result of the change in net income for the quarter ended December 31, 2007, the return on average assets (ROA) was 0.79% and return on average equity (ROE) was 9.31%.
     Net income for the year ended December 31, 2007 is being revised to $5.6 million, or $1.99 earnings per basic and $1.98 diluted earnings per share. This compared to 2006 net income of $6.5 million, or $2.32 basic earnings per share and $2.30 diluted earnings per share. As a result of the change in net income for 2007, the return on average assets (ROA) was 0.91% and return on average equity (ROE) was 10.78%.
     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.